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                                                                      Exhibit 99

                                October 26, 2001


                            RESTATED LETTER OF INTENT
                   Team Mucho, Inc./RisComp Industries, Inc..

RisComp Industries
2905 Northwest Blvd., Ste. 30
Plymouth, Minnesota 55441
Attn: Bob Wood

SUBJECT: Asset Purchase
Dear Bob:

The purpose of this letter is to serve as a proposal by which TEAM Mucho, Inc. ("TEAM"), will negotiate in good faith with RisComp Industries, Inc. ("RCI"), regarding an acquisition by TEAM of certain assets of RCI. The principal terms of this proposed asset purchase would be as follows:

     1. ASSETS TO BE PURCHASED. TEAM will acquire certain agreed upon PEO assets of RCI ("Purchased Assets"), subject to the conditions set forth herein.

     2. PURCHASE PRICE. The total consideration to be paid by TEAM to RCI, Bob Wood and Kurt Wood (the "Purchase Price") will be in cash and paid as follows:

     The Purchase Price will be equal to the actual gross profit generated by TEAM from the Purchased Assets (the "Gross Profit"--as determined consistent with the manner in which Team calculates its Gross Profit and as reviewed by TEAM's outside auditors) during the 24 months following the Closing (as hereinafter defined) times a multiplier. The multiplier for the first 12 month's Gross Profit will be 0.575 (57 1/2%) and the multiplier for the second 12 month's Gross Profit will be 0.30 (30%).

     3. PAYMENT OF THE PURCHASE PRICE. At Closing, RCI will be paid $1,300,000 (the "RCI Down Payment") and each of Robert Wood and Kurt Wood will receive $100,000 (the "Wood Down Payment") as a down payment (the RCI Down Payment and the Wood Down Payment, collectively, the "Down Payment") against the actual purchase price. Within 45 days of the end of the first 12 months following Closing, the actual Gross Profit for such period will be calculated. The balance of the Purchase Price will be paid in two installments: the first, to be paid within 14 months of Closing, will be an amount which when added to the Down Payment equals 57 1/2% of the first 12 month's actual Gross Profit ("First Year Payment"); and the second, to be paid within 26 months of the Closing, will equal 30% of the second 12 month's Gross Profit ("Second Year Payment"). Robert and Kurt Wood shall receive, to be shared in equal portions, the first $150,000 from each of the First Year Payment and the Second Year Payment.

     4. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as follows:

          a) $250,000 of the Purchase Price in consideration of a non-compete agreement with Bob Wood;

          b) $250,000 of the Purchase Price in consideration of a non-compete agreement with Kurt Wood;

          c) The balance of the Purchase Price in consideration of the Purchased Assets.

     5. REPLACEMENT OR ADDED ASSETS. The Gross Profit calculation as described above shall include the Gross Profit from Assets added to TEAM's portfolio through the efforts of Bob Wood pursuant to his consulting agreement with TEAM as provided for below which assets shall serve to replace any lost assets or shall constitute a

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net addition to the assets acquired during the 24 months following closing.

     6. USE OF DOWN PAYMENT. Proceeds from the RCI Down Payment will be used to pay existing bank obligations of RCI which currently encumber the Purchased Assets (approximately $700,000 at the signing of this Letter). $350,000 is to be deposited into the Health Trust to be established pursuant to section 17 below. The remaining portion of the RCI Down Payment will be paid to RCI .

     7. NO ASSUMPTION OF LIABILITIES.. TEAM will not assume any of RCI's liabilities unless by further negotiation additional assets and certain liabilities become part of the transaction. Assuming no change in the terms, RCI will be responsible and make adequate provision for its liabilities.

     8. STRUCTURE. The exact form and structure of the transaction will be subject to the execution of a definitive agreement and approval by the Boards of each company.

     9. EMPLOYMENT CONTRACTS. In all events the proposed purchase and sale will be contingent upon the execution of mutually satisfactory employment agreements whereby TEAM will employ Bob Wood as a consultant for a minimum of twenty-four months and Kurt Wood pursuant to a one year renewable contract, which contract will be automatically renewed except for cause. The employment agreements shall provide for a salary of not less than $100,000 per annum, plus all benefits normally provided to executives of TEAM for Kurt Wood, and $75,000 per annum plus incentive payments and benefits for Robert Wood. The agreements shall permit Kurt Wood to provide up to 10 hours per week service to RCI for its continued operations. TEAM acknowledges Bob Woods duties with RCI will require approximately 20 hours per week.

     10. FEES AND EXPENSES. Each Party will be solely responsible for fees or commissions due any broker or finder retained by either of them. Except as otherwise provided, each party will be responsible for its own expenses.

     11. PUBLIC ANNOUNCEMENTS. All press releases and public announcements relating to the transaction will be agreed and prepared jointly by TEAM and RCI.

     12. STANDSTILL. In consideration of the substantial expenditure of time, effort and expense being undertaken by the parties in connection with this transaction, the parties agree that for a period ending on November 15, 2001, RCI and its representatives will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from any other firm or person with respect to the sale of assets, a sale of stock, a merger, consolidation or similar transaction. If Closing has not occurred by November 15, 2001, neither party will have any further obligation to the other hereunder unless the standstill period has been extended.

     13. DILIGENCE. Following the execution of this Restated Letter of Intent by both parties, TEAM will commence its due diligence process and RCI will cooperate fully with TEAM in the due diligence process in order to consummate the transaction contemplated hereby as expeditiously as possible.

     14. DEFINITIVE AGREEMENT. Following the parties agreement on this Letter of Intent, the parties will use their best efforts to negotiate and enter into a definitive purchase agreement (the "Definitive Agreement"), which agreement would contain the terms and conditions of this Restated Letter of Intent and such other representations, warranties, indemnities, and other terms and conditions as are ordinary and customary for transactions in the nature of a transaction of this type.

     15. CONFIDENTIALITY. Each of the parties hereto agrees that all information obtained by them in the course of negotiating the transactions described in this Letter of Intent and conducting the due diligence investigation regarding the transactions will be held in strictest confidence by each of the parties hereto and will be divulged only to those employees and agents of the parties hereto, including legal counsel, accountants, and financial advisors, who have a need to know such information in strictest confidence.


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     Despite the foregoing, such obligations of confidentiality shall not apply as to information which (i) the disclosing party can show to have been in its possession prior to its receipt from the other party hereto, (ii) is now or later becomes generally available to the public through no fault of the disclosing party, (iii) is available to the public at the time of its receipt by the disclosing party, (iv) is received separately by the disclosing party in an unrestricted manner from a third party through no fault of the disclosing party, or (v) is developed independently by the disclosing party without regard to any information received in connection with the transactions contemplated hereby. It is not, however, intended that either party disclose information of the type described in items (i) through (iv) above. If the transaction does not occur, each party agrees to return to the other all original and duplicate copies of written materials provided by the other.

     16. PARTIALLY BINDING EFFECT OF THIS LETTER OF INTENT. The foregoing is not intended to be exhaustive, but merely an outline of the basic terms of a proposal. Other than the provisions of paragraphs 10, 11, 12, 15, 16 and the cooperation requirement of paragraph 13 which are binding, this Letter of Intent is not intended to and does not create a binding obligation on the part of any party, but is merely for the purpose of setting forth our intentions and providing the basis for the preparation of the necessary definitive agreement.

     Legally binding obligations beyond those described in this paragraph will be established only when, as and if TEAM has completed the due diligence process to its satisfaction, TEAM has secured the approval of its lenders and the parties have executed and delivered the definitive agreement.

     17. CREATION OF HEALTH TRUST. In order to provide additional collateral to ensure payment of certain self-funded health care and dental insurance liabilities ("Health Liabilities") that it will continue to owe, RCI will in addition to the deposit of $350,000 at closing, assign and place into a trust (the "Health Trust") accounts receivable and proceeds thereof due to RisComp Aviation in the amount of at least $1,000,000. Customer payment for the heath care charges for the period ending November 15, 2000, (approximately $125,000) will be deposited in the Health Trust. The trustee of the Health Trust will pay the Health Liabilities as and when due from available funds. If there are insufficient funds in the Health Trust to pay the Health Liabilities, RCI will be liable for the payment of the remaining Health Liabilities. If, for whatever reason, TEAM elects to pay any amount of the Health Liabilities, TEAM will have the right to offset such payments against either the First Year Payment or Second Year Payment.

     18. CLOSING. Closing will occur on or before November 15, 2001, unless a different time period is agreed to. Any such extension will automatically extend the standstill period under paragraph 12 hereof.

     19. PREVIOUS AGREEMENTS. This Restated Letter of Intent supercedes all of the previous agreements in place between TEAM and RCI, including, but not limited to that letter of intent executed as of August 13, 2001, as amended on October 17, 2001.

     20. WITHDRAWAL. This Restated Letter of Intent shall be deemed withdrawn if not signed by both parties before the close of business on October 26, 2001.



Team Mucho, Inc.


By:     /s/ S. Cash Nickerson
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         S. Cash Nickerson, Chairman and CEO
RCI

By:     /s/ Robert Wood
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         Robert Wood, President

 Cc: Joseph Lawver